CONTACT:
Company:	Craig Dionne, Ph.D., CEO
GenSpera, Inc.  (210) 479-8112
Investors:	Steve Chizzik
The Verrazano Group (908) 688-9111
Media:	Deanne Eagle
Planet Communications (917) 837-5866

GENSPERA EXPANDS G-202 PHASE I CLINICAL PROGRAM

SAN ANTONIO, Texas, November 30, 2010 – GenSpera, Inc. (OTC.BB:GNSZ) announced its intention to expand its Phase I safety trial to study G-202 in relapsed, refractory cancer patients to the Cancer Therapy and Research Center (CTRC) at The University of Texas Health Science Center at San Antonio in San Antonio, Texas. The expansion is dependent upon a successful review of the clinical protocol by the Health Science Center Institutional Review Board (IRB). The company anticipates admitting the first patient at this site in the first quarter of 2011.

“We are delighted that CTRC will be joining us as an active and enthusiastic partner in the Phase I clinical trial of our lead compound, G-202. The center has a strong history of cancer drug development and has evaluated more than 20 drugs that have gone on to eventual approval by the FDA,” said Craig Dionne, PhD, Chairman and CEO of GenSpera. “Their entry into the study will allow more rapid patient recruitment during the Phase Ib portion, in which we plan to expand enrollment at the maximum tolerated dose to get an early signal of potential activity in a multiple cancer types. We are also delighted to facilitate access to G-202 to cancer patients in Southwest Texas.”

“It will be an important milestone for the local biotech industry,” said Susan Mooberry, Ph.D., interim director of the CTRC’s Institute for Drug Development. “It highlights the GenSpera and CTRC partnership, and our commitment to the local community. And it’s great for our patients.”

The G-202 study, enrolling patients with cancers that have progressed after treatment with other therapies, has been underway since January, 2010, at the Johns Hopkins Sidney Kimmel Comprehensive Cancer Center, in Baltimore, MD, and the University of Wisconsin Carbone Cancer Center, in Madison, WI.  The primary endpoints of the open-label, dose-escalation study will be to determine the safety, tolerability and pharmacokinetics of the drug, although the design allows the collection of efficacy data as well.

About CTRC

The Cancer Therapy & Research Center (CTRC) at The University of Texas Health Science Center at San Antonio is one of the elite academic cancer centers in the country to be named a National Cancer Institute (NCI) Designated Cancer Center, and is one of only four in Texas.  A leader in developing new drugs to treat cancer, the CTRC Institute for Drug Development (IDD) conducts one of the largest oncology Phase I clinical drug programs in the world, and participates in development of cancer drugs approved by the U.S. Food & Drug Administration.  For more information, visit www.ctrc.net.

About GenSpera:

GenSpera, Inc. is a development stage oncology company focused on therapeutics that deliver a potent, unique and patented drug directly to tumors. GenSpera’s technology platform combines a potent, plant-derived cytotoxin (thapsigargin) with a prodrug delivery system that releases the drug only within the tumor.  Unlike standard cancer drugs, thapsigargin kills cells independent of their division rate, thus making it effective at killing all fast- and slow-growing cancers and cancer stem cells. GenSpera’s prodrug platform is the subject of eight issued patents with four additional patents pending.

In early 2010, GenSpera initiated a Phase I clinical trial targeting solid tumor cancers with its lead drug, G-202, at Johns Hopkins University and the University of Wisconsin.  The Company anticipates completion of Phase I trials in Q2 2011.  Upon successful completion of its Phase I trial, GenSpera expects to initiate multiple Phase II trials for G-202 in several different types of cancer.  The company’s second drug, G-115, will directly target prostate cancer.  The company anticipates filing an application to commence Phase I trials of G-115 in Q3 2011.

GenSpera, Inc. owns and controls all rights to G-202 and G-115 and anticipates a strategic partnership to maximize the value of the drugs as they progress through future clinical trials.

For more information, please visit the Company’s website: www.genspera.com.

Cautionary Statement Regarding Forward Looking Information:

This news release may contain forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements in this press release regarding potential applications of GenSpera’s technologies constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties will be detailed from time to time in GenSpera’s periodic reports.

#  #  #